EXHIBIT 5
OPINION AND CONSENT OF COUNSEL

January 5, 2010

Viper Resources, Inc.
Uptown Center
2100 West Loop South, Suite 900
Houston, TX 77027

Gentlemen:

We have examined the registration statement on Form S-8 of Viper Resources, Inc., a Nevada corporation (the “Registrant”), to be filed with the Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of 25,000 shares of the Company’s common stock, $.00001 par value per share (the “Common Stock”), under the Advisory Board Engagement with Warren Dillard, as amended on December 15, 2009 (the “Dillard Agreement”).  As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Common Stock pursuant to the Knight Consulting Agreement.

We are of the opinion that the shares of Common Stock, when issued and sold in the manner described in the Dillard Agreement will be legally and validly issued, fully-paid and non- assessable.

We consent to the use of this opinion as an exhibit to the registration statement and further consent to all references to us in the registration statement and any amendments thereto.
Very truly yours,

GOTTBETTER & PARTNERS, LLP

/s/ Gottbetter & Partners, LLP